EXHIBIT 10.1

REVISED LETTER OF INTENT

June 11, 2007

ATTN:
Mr. Robert Lott, Manager
Pluginz, LLC

RE: Pluginz, Inc. and Plugin Stores, Inc. Merger Offer

Dear Mr. Lott:

The purpose of this letter of Intent (the “Letter”) is to set forth certain understandings between Pluginz, LLC (Hereafter referred to as “Pluginz, LLC”) and Planet Link Communications, Inc. (hereafter referred to as “PLCI”) with respect to the acquisition of 100% of the capital stock of Pluginz, Inc. and Plugin Stores, Inc., which together comprise the Pluginz business (collectively, “PLUG”).

In consideration of the significant costs to be borne by PLCI in pursuing this proposed transaction and further in consideration of their mutual undertakings as to the matters described herein, upon execution of this Letter or counterparts thereof, the following paragraphs of this letter shall constitute the provisions of the transaction.

1.
Proposed Transaction. PLCI will seek to acquire 100% of the capital stock of PLUG in exchange for 15,000,000 post-spilt restricted shares. PLUG will coordinate a funding in the amount of $200,000 at closing needed to assume/purchase and cancel certain outstanding debt obligations and preferred shares of PLCI stock. PLUG will install a new management team as follows:

Management Team
Chairman Scott Gallagher
CEO/President/Director Rob Lott
Chris Gilcher/Director
Amy Trombly/Director
Chris Piercy/ V.P. Corporate Development Director
Dewey Bain/Consultant/Chairman Advisory Board

2.  Representations.

•	PLUG represents that its financial statements are auditable for the previous 2-years.

•	The management of PLUG will sign 2-year non-compete agreements and employment agreements with PLCI.

•
PLCI represents that it will complete a reverse stock split of 1 for 150 of its common stock and cancel all outstanding shares of preferred stock prior to closing. PLCI further represents that it has not issued any shares of stock or other securities that are currently outstanding other than those contemplated in this agreement; and the reversed shares of common stock will have 1-to-1 voting rights.

•
PLCI further represents that it shall name Mr. Robert Lott as its President and CEO, Mr. Christopher Gilcher as Director, Mr. Chris Piercy as V.P. Corporate Development and Mr. Scott Gallagher as its Chairman.

•	Messer’s, Lott, Piercy, Bain, Gilcher and Gallagher will enter into employment agreements with PLCI.

•	PLCI will retain Amy Trombly and pay her a $25,000 fee.

•	PLCI will also enter into a 2 year-consulting agreement with FTS Group, Inc. for $50,000 in cash and 2,500,000 restricted shares.

•
PLUG will seek to enter into acquisition agreements with up to three synergistic plugin businesses under which PLCI, at its discretion, would acquire such companies, contingent upon the successful completion of a public offering on a European exchange.

•	PLUG will seek to facilitate a public offering on a European exchange within 12 months of the closing that is acceptable to PLCI.

3. Closing Date. The closing date will be within 14 days from the date this agreement is signed by both parties, unless mutually extended in writing.

4. Proposed Definitive Agreement. PLCI and PLUG intend promptly to begin negotiating to reach a written Definite Agreement, the execution of which would be subject to the approval of PLCI’s board of directors, containing comprehensive representations, warranties, identities, conditions and agreements by PLUG. It is anticipated that the definitive agreement will be completed by the proposed closing date, unless an extension is granted and submitted to each party in writing.

5.  Proposed Non Competition Agreement. At closing the management of PLUG and PLCI will enter into a non compete agreement, pursuant to which management and its affiliates would agree not to compete with PLCI for a period of 2 years after the closing date. The agreement would contain confidentiality and other customary provisions.

6. Access. Seller shall cause PLUG to provide to PLCI access to PLUG’ facilities, books and records and shall cause accountants and other agents and representatives (collectively, “Representatives”) of PLUG to cooperate fully with PLCI and its representatives in connection with PLCI’ acquisition review of PLUG and their assets, contracts, liabilities, operations, records and other aspects of their business relating to the proposed transaction.

7. Exclusive Dealing. For a period of 30 days following the signing of this agreement or earlier date the parties mutually agree to, PLUG shall not, directly or indirectly, contract whether oral or written from any other person or entity relating to the acquisition of Pluginz.com, Inc. their assets or business, in whole or part, whether through direct purchase, merger consolidation or other business combinations (other than sale of inventory in the normal course).

8.  Fees and Expense. PLCI is responsible for all of its fees and expenses relating to its due diligence, audit, legal, SEC or other costs associated with the proposed transaction. PLUG is responsible for all of its fees and expenses relating to the proposed transaction.

9. Entire Agreement. This letter constitutes the entire agreement between the parties, superceding all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding provisions may be amended or modified only by a writing executed by both parties.

10. Governing Law. The binding provisions shall be governed by and construed in accordance with the laws of the State of Georgia.

Please sign and date this letter in the space provided below to confirm the mutual agreements set forth in this binding letter of intent and return a signed copy to the undersigned.

Best Regards,

Dewey Bain
Chief Executive Officer
Planet Link Communications, Inc.

Signature Page and Contact Information

By: _/s/ Dewey Bain_______
Name: Dewey Bain
Title: Chief Executive Officer, Planet Link Communications, Inc.

By: _/s/ Rob Lott__________
Name: Rob Lott
Title: Manager, Pluginz, LLC